Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

PATINA OIL & GAS CORPORATION,

LE NORMAN ENERGY CORPORATION,

PATINA OKLAHOMA CORP.,

and

THE LE NORMAN SHAREHOLDERS

dated

October 23, 2002

i

(continued)

(continued)

(continued)

EXHIBITS

Number	Description
2.1(b)	Certificate of Merger
2.4	Adjustments to Merger Consideration for (1) Working Capital, (2) Hedging, and (3) Gas Balancing
7.5	Shareholder Guaranteed Obligations
7.11	David D. Le Norman Employment Arrangement
7.12	Assignment of Registered Service Mark
8.1(h)	Hall, Estill Legal Opinion
8.2(f)	Dorsey & Whitney Legal Opinion

v

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into as of the 23rd day of October, 2002, by and among PATINA OIL & GAS CORPORATION, a Delaware corporation (“Buyer”), LE NORMAN ENERGY CORPORATION, an Oklahoma corporation (“Company”), PATINA OKLAHOMA CORP., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Delaware Sub”) and each of the Shareholders of the Company (“Shareholders”), including DAVID D. LE NORMAN (“Shareholders’ Representative”).

Recitals

A. Pursuant to the Certificate of Merger in the form attached hereto as Exhibit 2.1(b), the Company will merge with and into Delaware Sub (the “Merger”) pursuant to the Oklahoma General Corporation Act (the “Oklahoma Act”), Delaware Sub will be the surviving corporation, and the shares of common stock of the Company issued and outstanding immediately prior to the Effective Time of the Merger will be converted into cash and shares of common stock of Buyer.

B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to the Merger.

C. The Parties intend that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code (as defined below).

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.  Definitions

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Capital Expenditures” mean all costs associated with property acquisition, exploration and development activities including, but not limited to the purchase of producing leases, prospect costs, leasehold costs and permitting and settlement of surface damages.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals of this Agreement.

“Company Warrants” means warrants to purchase capital stock of the Company.

“Confidential Information” means (a) when used with reference to the Company, any information concerning the business and affairs of the Company and its Subsidiaries that is designated by the Company or its Subsidiaries as confidential or that is disclosed by the Company or a Subsidiary in a manner reasonably indicative of its confidential nature, except for information which (i) was known to, or had been independently developed by, Buyer or an Affiliate of Buyer prior to the receipt thereof from Shareholders; (ii) was at the time of disclosure by the Company or a Subsidiary a matter of public knowledge through no fault of Buyer or an Affiliate of Buyer; or (iii) was or hereafter is obtained by Buyer or an Affiliate of Buyer from a third party under no duty of confidentiality to the Company or its Subsidiaries, and (b) when used with reference to Buyer, any information concerning the business and affairs of Buyer or its subsidiaries that is designated by Buyer as confidential or that is disclosed by Buyer in a manner reasonably indicative of its confidential nature, except for information which (i) was known to, or had been independently developed by, Shareholders or an Affiliate of Shareholders prior to the receipt thereof from Buyer; (ii) was at the time of disclosure by Buyer a matter of public knowledge through no fault of Shareholders or an Affiliate of Shareholders; or (iii) was or hereafter is obtained by Shareholders or an Affiliate of Shareholders from a third party under no duty of confidentiality to Buyer or its Subsidiaries.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Constituent Corporations” means Delaware Sub and the Company.

“Contract” means a contract, agreement, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Current Assets” shall mean those assets which are considered current assets for purposes of GAAP.

“Current Liabilities” shall mean those liabilities which are considered current liabilities for purposes of GAAP except that excluded from the definition of Current Liabilities for purposes of this Agreement shall be current maturities of long-term obligations and liabilities related to hedging transactions.

“Disclosure Schedules” mean the schedule delivered by Shareholders to Buyer on or prior to the date of this Agreement.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, deed of trust, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Finder’s Fee” means the fee payable to BMO Nesbitt Burns Corp. in connection with the transaction contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Hazardous Materials” has the meaning set forth in Section 4.22(a)(iii).

“HSR Act” means that Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Insider” means (i) a shareholder, officer, director or employee of the Company or of any Subsidiary, (ii) any Member of the Immediate Family of any shareholder, officer, director or employee of the Company or of any Subsidiary or (iii) any entity in which any of the persons described in clause (i) or (ii) owns a 10% or greater beneficial interest.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all seismic, geophysical data and other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge,” “awareness” or words of similar import with respect to a representation, warranty or undertaking hereunder shall mean the awareness without performing any special inquiry of a Person that such matter is true and accurate. Knowledge of a fact by a corporation or other entity shall mean the awareness without performing any special inquiry of any executive officer of such corporation or other entity.

“Lands” means all lands described or referred to in Schedule 4.9(a) and all lands covered by Leases, subject in both cases to the reservations, area limitations, and depth limitations (if any) in Schedule 4.9(a).

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Leases” means the oil, gas, and mineral deeds, leases, subleases, assignments, licenses, permits, and other instruments and agreements described or referred to in Schedule 4.9(a); the fee mineral interests, mineral servitudes, leasehold interests, working interests, royalty interests, overriding royalty interests, net profits interests, and estates created, transferred, or governed by such instruments and agreements; and all other rights, privileges, interests, and estates in or appurtenant to the lands covered by such instruments and agreements or described or referred to in Schedule 4.9(a).

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, notices of violation, notices of alleged violations, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator but excluding non-violation type notices received from the Oklahoma Corporation Commission in the Ordinary Course of Business.

“LNP” means Le Norman Partners, LLC, an Oklahoma limited liability company.

“Loss” means any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and attorneys’ fees and expenses.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on the business, assets, properties, condition (financial or otherwise), results of operations or prospects of the Company or Buyer, as applicable.

“Member of the Immediate Family” of a Person means a spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of such Person.

“Merger” means the merger of the Company with and into Delaware Sub pursuant to the terms of this Agreement.

“Mirant” means Mirant Americas Energy Capital, LLC, a Delaware limited liability company and successor by assignment to Mirant Americas Energy Capital, LP, a Delaware limited partnership.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Properties” means Lands, Lease and Wells.

“Ordinary Course of Business” means the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency) as it has been conducted since December 31, 2001.

“Organizational Documents” means the articles or certificate of incorporation and the bylaws and any amendment to any of the foregoing.

“Party” means Buyer, the Company, Delaware Sub and the Shareholders.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by the Company or any Subsidiary, (x) that the Company or any Subsidiary has committed to implement, establish, adopt or contribute to in the future, (y) for which the Company or any Subsidiary is or may be financially liable as a result of the direct sponsor’s affiliation with the Company, its Subsidiaries or the Company’s shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by the Company or any Subsidiary for the benefit of its employees or former employees) or (z) for or with respect to which the Company or any Subsidiary is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither the Company nor any Subsidiary has any present or potential liability.

“Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” has the meaning set forth in Section 6.6.

“Returns” means all returns, declarations, reports, estimates, information returns and statements pertaining to any Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders” has the meaning set forth in the first paragraph of this Agreement.

“Shareholders’ Representative” has the meaning set forth in the first paragraph of this Agreement.

“Subsidiary” means any Person in which a 50% or greater ownership interest is owned, directly or indirectly, by another Person. When used without reference to a particular entity, “Subsidiary” means a Subsidiary of the Company.

“Tax Affiliate” means each of the Company and the Subsidiaries and any other Person that is or was a member of an affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon the Company or any Tax Affiliate.

“Treasury Regulations” means the rules and regulations under the Code.

“Wells” means the oil wells, condensate wells, natural gas wells, water source wells, injection wells (for injection of water, recycling of natural gas, injection of substances used in secondary and tertiary recovery operations, and injection of other substances), and other wells located on the Leases, Lands or Units, whether producing, operating, shut in, or temporarily abandoned, including, without limitation, the wells listed on Schedule 4.9(a).

“Working Capital” shall mean the amount by which the Current Assets of the Company and its Subsidiaries (and the Company’s or its Subsidiary’s proportionate share of the Current Assets of LNP and any other companies in which the Company or a Subsidiary owns an interest) exceed the Current Liabilities of the Company and its Subsidiaries (and the Company’s or its Subsidiary’s proportionate share of the Current Liabilities of LNP and any other companies in which the Company or a Subsidiary owns an interest).

“Working Capital Adjustment” means the adjustment to the Merger Consideration pursuant to Section 2.4 representing the Company’s Working Capital as set forth in Exhibit 2.4.

The following terms not defined above are defined in the sections indicated below:

Definition	Defined
Accredited Investor	3.6
Buyer Balance Sheet	5.12
Buyer Common Stock	2.4(b)
Buyer Common Stock Price	2.4(b)

Buyer SEC Reports	5.10(a)
Closing	2.8(a)
Closing Date	2.8(a)
Closing Statement	2.7
Company Options	2.8(b)
Company Common Stock	2.1(c)
Confidentiality Agreement	6.3
Controlling Shareholders	2.4(b)
Disclosing Party	11.1
Effective Date of Merger	2.1(f)
Effective Time of Merger	2.1(f)
Environmental Costs	4.22(a)(i)
Environmental Defect	10.2(d)
Environmental Laws	4.22(a)(ii)
Good and Defensible Title	10.1(c)
Latest Balance Sheet	4.5
Latest Financial Statements	4.5
Leased Real Property	4.9(c)
List	4.22(a)(iv)
Material Contracts	4.13
Merger Consideration	2.4(a)
Notice of Alleged Title Defects	10.1(a)
Oklahoma Act	Recitals
Option Plans	5.11
Owned Real Property	4.9(b)
Permitted Encumbrances	10.1(c)
Process Agent	11.14
Property	4.22(a)(v)
Receiving Party	6.12 & 7.6
Regulatory Actions	4.22(a)(vi)
Release	4.22(a)(vii)
Shares	2.4
Shareholder Guaranteed Obligations	7.5
Surviving Corporation	2.2(a)
Third-Party Environmental Claims	4.22(a)(viii)
Title Defect	10.1(c)
Title Review Period	10.1

II. Merger

2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, on the Closing Date:

(a)    The Company will be merged with and into Delaware Sub in accordance with the Oklahoma Act and this Article II;

(b)  The Certificate of Merger in the form of Exhibit 2.1(b), and executed in accordance with, the Oklahoma Act, shall be filed with the Oklahoma Secretary of State in accordance with the Oklahoma Act;

(c)  each issued and outstanding Share of common stock of the Company (“Company Common Stock”) shall be converted into cash and/or shares of Buyer Common Stock as provided in Section 2.4;

(d)  each issued and outstanding share of common stock of Delaware Sub shall remain unchanged and shall constitute one issued and outstanding share of the Surviving Corporation;

(e)  all Shares of Company common stock that are held by the Company as treasury stock shall be canceled and retired and no Merger Consideration shall be delivered or paid in exchange therefor; and

(f)  the Merger shall become effective at the time of the filing of the Certificate of Merger with the Oklahoma Secretary of State (the date of such filing being hereinafter referred to as the “Effective Date of the Merger” and the time of such filing being hereinafter referred to as the “Effective Time of the Merger”).

2.2    Effect of the Merger.  At the Effective Time of the Merger:

(a)  the separate existence of the Company shall cease and the Company shall be merged with and into Delaware Sub (Delaware Sub is sometimes referred to herein as the “Surviving Corporation”);

(b)  the Articles of Incorporation of Delaware Sub shall be the Articles of Incorporation of the Surviving Corporation until the same may thereafter be amended;

(c)  the Bylaws of Delaware Sub shall be the Bylaws of the Surviving Corporation until the same may thereafter be amended;

(d)  the Persons serving as directors of Delaware Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation;

(e)  the Persons serving as officers of Delaware Sub immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation and shall thereafter hold office until their successors are duly elected and qualified; and

(f)  the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

2.3    Tax-Free Reorganization.  The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, however, Buyer makes no representation, warranty or guaranty of such treatment.

2.4 Merger Consideration.

(a) As of the Effective Time of the Merger, each of the 8,000,000 shares of Company common stock that is issued and outstanding immediately prior to the Effective Time of the Merger (the “Shares”) shall, by virtue of the Merger and without any action on the part of the Shareholders, be converted into each Shareholder’s right to receive his pro rata share of the aggregate merger consideration. The aggregate merger consideration (the “Merger Consideration”) is Sixty-Two Million Dollars ($62,000,000), minus:

(i) $49,864,744, representing all the outstanding liabilities and indebtedness of the Company and its Subsidiaries for borrowed money (other than its share of the indebtedness of LNP) as of June 30, 2002, including the short-term obligations expected to be refinanced with long-term debt, but excluding liabilities included in the Company’s Working Capital as of June 30, 2002, and any other liabilities which are deducted from the Merger Consideration pursuant to subsections (ii) through (xii) below;

(ii) $55,000, representing the Parties’ agreement as to any amounts incurred by Shareholders or the Company in connection with this Agreement (including, but not limited to, legal and accounting fees and expenses for which the Company would be liable, but excluding all fees and expenses, accounting or otherwise, related to the audit of the June 30, 2002, financial statements of the Company, for which Buyer shall be solely responsible);

(iii) $2,100,000, representing the amount incurred in connection with the cancellation of the Company Warrants under Section 2.8(b);

(iv) up to a maximum of $148,600 in employee severance costs for which the Shareholders are responsible in accordance with Section 6.1(h);

(v) $85,000, representing the Parties’ agreement as to the estimated amount of expenses and liabilities that the Company will incur in connection with any litigation pending in which the Company or a subsidiary is involved on the Closing;

(vi) $800,000, representing the Finder’s Fee;

(vii) $113,078, representing the Parties’ agreement as to a deduction for Title Defects under Article X;

(viii) dividends to the Shareholders subsequent to June 30, 2002; and

(ix) non-current taxes due but not paid as of June 30, 2002 or that may have accrued as of June 30, 2002 (including but not limited to ad valorem taxes and severance taxes) but only to the extent such taxes exceed $25,000.

The Merger Consideration will be adjusted upward or downward to reflect:

(x) plus $3,272,707, representing the Working Capital Adjustment as of June 30, 2002 as set forth in Exhibit 2.4;

(xi) minus $1,055,408, representing the agreed adjustment for hedging transactions as of June 30, 2002, determined in accordance with Exhibit 2.4 hereto; and

(xii) minus $32,731, representing the agreed amount of material gas imbalances as of June 30, 2002 as computed in accordance with Exhibit 2.4.

(b) The Merger Consideration will be paid as to the interests due to David Le Norman and Duane Le Norman (“Controlling Shareholders”) 40% in cash and 60% in such number of “restricted” shares, as defined in Rule 144 adopted under the Securities Act, of the common stock, par value $0.01 per share, of Buyer (“Buyer Common Stock”) rounded to the nearest whole share having an aggregate value, based on the Buyer Common Stock Price, equal to 60% of the Controlling Shareholder’s portion of the Merger Consideration. The portion of the Merger Consideration paid with Buyer Common Stock is subject to equitable adjustment in the event that, prior to the Closing Date, there is any share split, subdivision, combination, share dividend, extraordinary dividend or reorganization involving the Buyer Common Stock. “Buyer Common Stock Price” means the average closing price of Buyer Common Stock on the NYSE for the period from the first day after the date of final execution of this Agreement up to five (5) business days prior to the Closing Date. The Merger Consideration due all Shareholders other than the Controlling Shareholders shall be paid entirely in cash at Closing.

2.5 Dissenters’ Rights. All of the Shareholders shall have voted for the Merger and, accordingly, there shall be no dissenters’ rights under the Oklahoma Act or any other applicable law.

2.6 Taking of Necessary Action; Further Action. Each Party shall take all such action as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises to which it is entitled under this Agreement and applicable law, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

2.7 Delivery Prior to Closing. At least five (5) days prior to the Closing, Shareholders shall deliver to Buyer a schedule indicating the amounts then known to Shareholders to be adjustments to the Merger Consideration pursuant to Section 2.4 (the “Closing Statement”) which shall set forth the estimated Merger Consideration together with each adjustment thereto, and the parties shall make all reasonable efforts to agree upon the Closing Statement.

2.8 The Closing.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Company in Oklahoma City, Oklahoma, at 9:00 a.m. on the later of (x) November 5, 2002 or (y) the second business day following satisfaction or waiver of all Closing conditions as set forth in Article VIII hereof (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by Buyer and Shareholders’ Representative, in which case “Closing Date” means the date so agreed. The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement. The Closing will be effective as of the close of business on the Closing Date.

(b) Prior to the Closing, Shareholders will cause all outstanding options to purchase capital stock of the Company (“Company Options”) to be canceled and will cause the holders of all outstanding Company Warrants to agree in a writing reasonably approved by Buyer to surrender their Company Warrants for cancellation.

(c) Subject to the conditions set forth in this Agreement, on the Closing Date the Certificate of Merger will be filed with the Oklahoma Secretary of State and:

(i) Shareholders will deliver to Buyer:

(A) certificates representing all of the Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers with signatures guaranteed by a national bank or trust company or by a member firm of the NYSE with requisite stock transfer tax stamps, if any, attached;

(B) a certificate of Shareholders’ Representative dated the Closing Date stating that, to his Knowledge, the conditions set forth in Section 8.1 have been satisfied;

(C) a copy of the text of the resolutions adopted by the board of directors (or similar body) of any Shareholder that is not a natural person authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of such Shareholder;

(D) a copy of the text of the resolutions adopted by the Board of Directors and Shareholders of the Company approving the Merger and authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of the Company;

(E) the agreement specified in Section 2.8(b) of the holders of the Company Warrants;

(F) an updated Closing Statement, as well as duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Buyer’s counsel, to release any and all Encumbrances (other than Permitted Encumbrances) against the assets of the Company or any Subsidiary securing such indebtedness other than the Company’s share of debt and payout balances of LNP which debt shall not be released, estimated as of June 30, 2002 at $24.00 million and $6.55 million, respectively;

(G) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Company or any Subsidiary;

(H) resignations in writing (effective as of the Closing Date) from such of the officers and directors of each of the Company and the Subsidiaries as Buyer may have requested prior to the Closing Date;

(I) duly executed copies of all Required Consents;

(J) Certificates of Good Standing dated within thirty (30) days of the Closing Date from every state in which the nature of the Company’s and its Subsidiaries’ business or ownership of its properties requires them to be qualified to do business as foreign corporations;

(K) such other certificates (including any required non-foreign affidavits required by Treasury Regulations 1.1445-2(b)(2)), documents and instruments that Buyer reasonably requests for the purpose of (1) evidencing the accuracy of Shareholders’ representations and warranties, (2) evidencing the performance and compliance by Shareholders with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 8.1 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(ii) Buyer will deliver directly to the Company’s identified creditors/obligees sufficient funds to pay in full:

(A) the indebtedness of the Company and its Subsidiaries for borrowed money as of the Closing Date, including the Company’s indebtedness to Mirant and to Dalson Investments, LLC but not including the Company’s share of any debt and pay out balances of LNP;

(B) the Finder’s Fee;

(C) amounts owed to the holders of the Company Warrants in connection with the cancellation thereof; and

(D) amounts necessary to liquidate all hedges of the Company and its Subsidiaries existing on the Closing Date.

(iii) Buyer will deliver to Shareholders:

(A) the Merger Consideration. No fraction of a share of Buyer Common Stock will be issued at Closing, but in lieu thereof, each holder of Shares that would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock to be received by such holder) will be entitled to receive from Buyer an amount of cash (rounded to the nearest whole cent) equal to the product of (x) such fraction multiplied by (y) the Buyer Common Stock Price;

(B) a certificate of Buyer dated the Closing Date stating that, to Buyer’s Knowledge, the conditions set forth in Section 8.2 have been satisfied;

(C) a copy of the text of the resolutions adopted by the board of directors of Buyer approving the Merger and authorizing the execution, delivery and performance of this Agreement including the issuance of the Buyer Common Stock, certified by an appropriate officer of Buyer;

(D) a copy of the text of resolutions adopted by the board of directors and shareholder of Delaware Sub approving the Merger and authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Delaware Sub;

(E) such other certificates, documents and instruments that Shareholders reasonably request for the purpose of (1) evidencing the accuracy of Buyer’s representations and warranties, (2) evidencing the performance and compliance by Buyer with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 8.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(d) All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(e) The Confidentiality Agreement will terminate effective as of the Closing Date.

(f) All consideration delivered by Buyer upon the surrender for exchange of Shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented for registration of transfer, they shall be canceled and exchanged as provided in this Section 2.8.

(g) If a Shareholder has lost a Certificate evidencing ownership of Company Common Stock, he shall be entitled to receive from Buyer the Merger Consideration as set forth in Section 2.4 hereof upon delivering to Buyer, in lieu of a Certificate, an affidavit of lost certificate affirming that the Shareholder is the legal owner and holder of a Certificate which has been lost and agreeing to indemnify the Buyer and the Surviving Corporation from any liability arising by reason of such lost Certificate. The Shareholder shall not be required to post a bond or other collateral for the performance of his indemnity obligation.

2.9 [Intentionally Deleted].

2.10 Shareholders’ Representative.

(a) Shareholders appoint David D. Le Norman (or any person appointed as a successor Shareholders’ Representative pursuant to Section 2.10(b)) as their representative and agent under this Agreement.

(b) Shareholders who, immediately prior to the Closing, are entitled to receive 50% or more of the Merger Consideration, may, from time to time upon written notice to Shareholders’ Representative and Buyer, remove Shareholders’ Representative or appoint a new Shareholders’ Representative upon the death, incapacity, resignation or removal of Shareholders’ Representative. If, after the death, incapacity, resignation or removal of Shareholders’ Representative, a successor Shareholders’ Representative has not been appointed by Shareholders within fifteen (15) business days after a request by Buyer, Buyer will have the right to appoint a Shareholders’ Representative to fill any vacancy so created by written notice of such appointment to Shareholders.

(c) Shareholders authorize Shareholders’ Representative to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement, to waive any requirements of this Agreement or to enter into one or more amendments or supplements to this Agreement that Shareholders’ Representative determines in Shareholders’ Representative’s sole and absolute discretion to be necessary, appropriate or advisable. The authority of Shareholders’ Representative includes the right to hire or retain, at the sole expense of Shareholders, such counsel, investment bankers, accountants, representatives and other professional advisors as Shareholders’ Representative determines in Shareholders’ Representative sole and absolute discretion to be necessary, appropriate or advisable in order to perform this Agreement. Any party will have the right to rely upon any action taken by Shareholders’ Representative, and to act in accordance with such action without independent investigation.

(d) Buyer will have no liability to any Shareholder or otherwise arising out of the acts or omissions of Shareholders’ Representative or any disputes among Shareholders or with Shareholders’ Representative. Buyer may rely entirely on its dealings with, and notices to and from, Shareholders’ Representative to satisfy any obligations it might have under this Agreement or any other agreement referred to in this Agreement or otherwise to Shareholders.

(e) Shareholders’ Representative accepts the appointment made by this Section 2.10 and agrees to abide by the provisions of this Section 2.10.

2.11  Buyer Common Stock. Each certificate representing Buyer Common Stock will be imprinted with a legend substantially in the following form:

The securities represented by this Certificate may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the company.

Each holder desiring to transfer Buyer Common Stock other than pursuant to a registration statement must furnish Buyer with a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer such Buyer Common Stock as desired without registration under the Securities Act. This undertaking shall expire two (2) years from Closing Date if the holder is not an Affiliate of the Buyer at such time.

2.12  Certain Shareholder Agreements.

(a)  Each Shareholder waives any co-sale rights, rights of first refusal or similar rights that such Shareholder may have relating to the Shares or the Merger, whether conferred by the Company’s Organizational Documents, by Contract or otherwise.

(b)  Subject to satisfaction of the conditions of this Agreement, each Shareholder and Buyer as sole shareholder of the Surviving Corporation agree to vote in favor of the Merger, and to take any other action necessary to cause the approval of the Merger, in accordance with the requirements of the Oklahoma Act.

III. Representations and Warranties of Shareholders

Each Shareholder represents and warrants to Buyer that, except as set forth in the Disclosure Schedules delivered by Shareholders to Buyer on the date hereof (the “Disclosure Schedules”) and except as otherwise expressly set forth in this Agreement as to such Shareholder, as of the date of this Agreement and as of the Closing Date (in all material respects):

3.1  Title to Shares. Such Shareholder owns, and will own as of Closing, record and beneficially, the number of Shares listed opposite such Shareholder’s name on Schedule 3.1, free and clear of any Encumbrance other than a pledge to Mirant which shall be released upon payment as described hereinabove at Closing.

3.2  Incorporation; Power and Authority. If such Shareholder is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Shareholder has all necessary power and authority to execute, deliver and perform this Agreement.

3.3  Valid and Binding Agreement. If such Shareholder is not a natural person, the execution, delivery and performance of this Agreement by such Shareholder has been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.4  No Breach; Consents. The execution, delivery and performance of this Agreement by such Shareholder will not (a) contravene any provision of the Organizational Documents, if any, of such Shareholder; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent, under any Contract or Governmental Authorization that is either binding upon or enforceable against such Shareholder other than the Consent of Mirant; (d) result in the creation of any Encumbrance upon the Shares held by such Shareholder; or (e) require any Governmental Authorization.

3.5  Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Shareholder for which Buyer, the Company or the Surviving Corporation is or could become liable or obligated other than the Finder’s Fee.

3.6  Investment. Each Shareholder who will acquire Buyer Common Stock (a) understands that the shares of Buyer Common Stock have not been and will not be registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the shares of Buyer Common Stock solely for such Shareholder’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Buyer, including all of the Buyer’s filings under the Exchange Act through October 7, 2002 including without limit, Buyer’s annual report, its 10K(A) and 10Q(A), and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of Buyer Common Stock; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

IV. Representations and Warranties Regarding the Company

Shareholders represent and warrant to Buyer that, except as described in the Disclosure Schedules, as of the date of this Agreement and as of the Closing Date (in all material respects):

4.1  Incorporation; Power and Authority.

(a)  Each of the Company and the Subsidiaries is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all necessary power and authority necessary to own, lease and operate its assets and to carry on its business as now conducted and presently proposed to be conducted. Each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. Schedule 4.1 lists, for each of the Company and the Subsidiaries, the jurisdiction of its organization, its form as a legal entity and each jurisdiction in which it is so qualified. The Company has all necessary power and authority to execute, deliver and perform this Agreement.

(b)  Each of the Company and the Subsidiaries is in full compliance with all provisions of its Organizational Documents.

4.2  No Breach; Consents. To their Knowledge, the execution, delivery and performance of this Agreement by Shareholders will not (a) contravene any provision of the Organizational Documents of the Company or any Subsidiary; (b) violate or conflict with any Law, Governmental Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate), require a Consent, including any Consent, under any Contract or Governmental Authorization that is either binding upon or enforceable against the Company or any Subsidiary other than the Consent of Mirant; (d) result in the creation of any Encumbrance upon the Company or any Subsidiary or any of the assets of the Company or any Subsidiary; or (e) require any Governmental Authorization.

4.3  Capitalization.

(a)  The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, of which 8,000,000 shares of Company Common Stock are issued and outstanding. Schedule 4.3(a) lists the names and addresses of each record holder of the issued and outstanding Company Common Stock, the number of shares held by each such holder and the share certificate numbers, repurchase or redemption rights for such shares in favor of the Company, the vesting schedule and forfeiture provisions for any of such shares that are “restricted stock,” and the extent to which vesting will or may be accelerated by the transactions contemplated by this Agreement and any limitations on the ability of the holder of such capital stock to vote or dispose of such shares. To their Knowledge, all issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by the Company in compliance with applicable securities and corporate laws, Contracts applicable to the Company and the Company’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of the Company Common Stock are set forth in the Company’s Organizational Documents.

(b)  No Company Options with respect to any shares of Company Common Stock are outstanding. Company Warrants with respect to 2,000,000 shares of Company Common Stock are outstanding. Schedule 4.3(b) lists the name and addresses of each holder of an outstanding Company Warrant, the number of shares of Company Common Stock subject to such Company Warrant, the exercise price of such Company Warrant, the expiration date of such Company Warrant and any effect of the transactions contemplated by this Agreement on such Company Warrant. To their Knowledge, all outstanding Company Warrants have been offered, sold and delivered in compliance with applicable securities and corporate laws, Contracts applicable to the Company and the Company’s Organizational Documents. To their Knowledge, all shares of Company Common Stock issuable upon exercise of the Company Warrants have been offered in compliance with applicable securities and corporate laws, Contracts applicable to the Company and the Company’s Organizational Documents and, upon issuance in accordance with their terms, will be duly authorized, validly issued, fully paid and nonassessable.

(c)  Except for the Company Warrants listed on Schedule 4.3(b), there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company is a party or by which it is bound obligating the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except as contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any capital stock of the Company except that the Shares are pledged to Mirant, which pledge shall be released at Closing.

4.4  Subsidiaries. Except as listed on Schedule 4.4, neither the Company nor any Subsidiary owns any Subsidiary. For each of the Company’s Subsidiaries, Schedule 4.4 shows the equity interests owned by the Company or any Subsidiary, the names of the Persons owning such equity interests and the percentage of the outstanding equity interests so owned. All issued and outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party right, free and clear of all Encumbrances, and in certificated form and, to their Knowledge, have been offered, sold and issued by such Subsidiary in compliance with applicable securities and corporate laws, Contracts applicable to such Subsidiary and such Subsidiary’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which the Company or any Subsidiary is a party or by which it is bound obligating any Subsidiary of the Company or the Company to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest of such Subsidiary or obligating the Company or such Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.

4.5  Financial Statements. The audited consolidated balance sheet as of June 30, 2002, of the Company and its consolidated Subsidiaries (the “Latest Balance Sheet”) and the audited consolidated statements of income, changes in stockholders’ equity and cash flows, including notes, of the Company and its consolidated Subsidiaries for the six-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”) are based upon the books and records of the Company and the Subsidiaries and present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries on a consolidated basis at June 30, 2002, and for the period indicated.

4.6  Undisclosed Liabilities. To their Knowledge, the Company has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of the Company, except for (i) liabilities set forth on the Latest Balance Sheet, (ii) liabilities which have arisen after June 30, 2002, in the Ordinary Course of Business (none of which, either individually or in the aggregate, have had a Material Adverse Effect), (iii) liabilities arising out of the transactions contemplated by this Agreement and (iv) liabilities set forth in the Disclosure Schedules.

4.7  Books and Records. To their Knowledge, the books of account of the Company and the Subsidiaries are complete and correct and have been maintained in accordance with sound business practices. To their Knowledge, the minute books of each of the Company and the Subsidiaries contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of each of the Company and the Subsidiaries, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession or control of Shareholders.

4.8  Absence of Certain Developments.

Since June 30, 2002, there has not been any Material Adverse Effect and:

(a) neither the Company nor any Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, having a net book value in excess of $200,000;

(b) neither the Company nor any Subsidiary has entered into any Contract (or series of related Contracts) either involving payments of more than $200,000 per annum;

(c) no party (including the Company or any Subsidiary) has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) involving payments of more than $200,000 per annum to which the Company or any Subsidiary is a party or by which any of them is bound;

(d) no Encumbrance (other than a Permitted Encumbrance) has been imposed on any assets of the Company or any Subsidiary;

(e) neither the Company nor any Subsidiary has made (i) any capital expenditure or (ii) any series of related capital expenditures, involving in either case more than $200,000, other than in the Ordinary Course of Business;

(f) neither the Company nor any Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any individual (except as permitted under Section 4.8(o)), corporation, partnership, limited liability company or other business entity;

(g) neither the Company nor any Subsidiary has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $200,000 individually or $1,000,000 in the aggregate other than amounts advanced under the Company’s credit facility with Mirant;

(h) neither the Company nor any Subsidiary has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable outside the Ordinary Course of Business;

(i) neither the Company nor any Subsidiary has canceled, compromised, waived or released (i) any right or claim or (ii) any series of related rights or claims in either case involving more than $20,000;

(j) neither the Company nor any Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(k) there has been no change made or authorized in the Organizational Documents of the Company or any Subsidiary;

(l) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any of its capital stock or equity interests, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock other than the Company Warrants;

(m) neither the Company nor any Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to its capital stock or equity interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock or split, combined or reclassified any outstanding shares of its capital stock other than a repurchase of the Company Warrants;

(n) neither the Company nor any Subsidiary has experienced any damage, destruction or loss to its property in excess of $200,000;

(o) neither the Company nor any Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers or employees other than advances for business expenses in the Ordinary Course of Business in an amount of less than $1,000 per transaction;

(p) neither the Company nor any Subsidiary has entered into any written employment agreement which is not terminable by the employer upon thirty (30) days’ notice or any collective bargaining agreement, written or oral, or modified the terms of any such existing agreement;

(q) neither the Company nor any Subsidiary has granted any increase in the base compensation or made any other change in compensation or any other material change in employment terms of any of its directors, officers or employees other than raises granted effective July 1, 2002, in the Ordinary Course of Business;

(r) neither the Company nor any Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Plan);

(s) neither the Company nor any Subsidiary has made or pledged to make any charitable contribution in excess of $2,500;

(t) neither the Company nor any Subsidiary has discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;

(u) neither the Company nor any Subsidiary has disclosed, to any Person other than Buyer and Shareholders and authorized representatives of Buyer, any proprietary confidential information, other than pursuant to a confidentiality agreement prohibiting the use or further disclosure of such information, which agreement is listed on Schedule 4.8 and is in full force and effect on the date of this Agreement other than disclosures made to lenders, attorneys, accountants and other agents of the Company;

(v) the Company has not made any change in accounting principles or practices from those utilized in the preparation of the Latest Financial Statements; and

(w) neither the Company nor any Subsidiary has committed to take any of the actions described in this Section 4.8.

4.9 Property.

(a) Set forth in Schedule 4.9(a) are all of the Oil and Gas Properties of the Company and its Subsidiaries that are individually valued in the Company’s reserve report dated effective April 1, 2002. The Company has made a good faith effort to list all other material Oil and Gas Properties in Schedule 4.9(a) but no representation or warranty is made as to whether all such other material Oil and Gas Properties are so listed.

(b) The Company and its Subsidiaries hold title to each parcel of real property identified on Schedule 4.9(b) as being owned by the Company or a Subsidiary (the “Owned Real Property”) free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on Schedule 4.9(b), and specially warrant the title of the Company and its Subsidiaries to the Owned Real Property against all and every person whomsoever claiming by, through or under the Company or a Subsidiary, but not otherwise.

(c) The leases of real property listed on Schedule 4.9(c) as being leased by the Company or any Subsidiary (the “Leased Real Property”) are in full force and effect, and the lessee holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.9(c). The Leased Real Property is subject to no ground lease, master lease, mortgage, deed of trust or other Encumbrance (other than Permitted Encumbrances) or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d) Each parcel of real property has access, sufficient for the conduct of the business as now conducted or as presently proposed to be conducted by the Company or any Subsidiary on such parcel or real property, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the business at that location. The zoning for each parcel of real property permits the presently existing improvements and the continuation of the business presently being conducted thereon as a conforming use. Neither the Company nor any Subsidiary is in violation of any applicable zoning ordinance or other Law relating to the real property, and neither the Company nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the real property. The buildings and other improvements are located within the boundary lines of each parcel of real property and do not encroach over applicable setback lines.

(e) Shareholders have no Knowledge of improvements made or proposed by any Governmental Entity, the costs of which are to be assessed as special Taxes or charges against any of the real property, and there are no present assessments.

(f) Each of the Company and the Subsidiaries has good and valid title to the buildings, machinery, equipment and other tangible assets and properties owned by them, located on their premises or shown in the Latest Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, except for Permitted Encumbrances, Encumbrances listed on Schedule 4.9(f) and such tangible assets and properties which are held under leases.

(g) Each of the Company and the Subsidiaries owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective business as presently conducted. The buildings, machinery, equipment, and other tangible assets that the Company and the Subsidiaries owns or leases have in the aggregate been maintained in accordance with normal industry practice.

4.10 Accounts Receivable. All notes and accounts receivable of each of the Company and the Subsidiaries are reflected properly on their books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business and to the Shareholders’ Knowledge, are subject to no valid setoff or counterclaim.

4.11 Inventory. To its Knowledge, the Company maintains adequate inventory to support the operations on the Lands, Leases and Wells.

4.12 Intellectual Property.

(a) The Company and the Subsidiaries have not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect, and has not received since June 30, 2002, any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or a Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Shareholders, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of the Company or its Subsidiaries.

(b) The Company and the Subsidiaries own, lease, license, sublicense or otherwise have adequate legal rights to use all of the Intellectual Property which is used in connection with their business operations. Section 4.12(b) of the Disclosure Schedules identifies (i) each patent or registration which has been issued to the Company or its Subsidiaries with respect to any of the Intellectual Property used in the business of the Company or its Subsidiaries, (ii) each pending patent application or application for registration which the Company or its Subsidiaries have made with respect to any of the Intellectual Property used in its business, and (iii) each license which the Company or its Subsidiaries has granted to any third party with respect to any of the Intellectual Property used in its business (together with any exceptions). The Shareholders have delivered to Buyer correct and complete copies of all such patents, registrations, applications and licenses (as amended to date).

4.13 Material Contracts. Schedule 4.13 lists the following Contracts to which the Company or any Subsidiary is a party or subject or by which it is bound (the “Material Contracts”):

(i) all employment, agency or consulting Contracts other than implied Contracts of employment arising under Oklahoma law which are terminable at will;

(ii) all stock purchase, stock option and stock incentive plans (other than Plans);

(iii) all Contracts with any Insider;

(iv) any Contracts or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $200,000;

(v) any Contract or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $200,000;

(vi) all leases of real or personal property (excluding Leases and any lease with aggregate annual payments of $50,000 or less);

(vii) any Contract for the sale of any capital assets having a net book value in excess of $25,000;

(viii) any Contract committing the Company or a Subsidiary to make Capital Expenditures in excess of $200,000 after the date of this Agreement;

(ix) any Contract for the borrowing of money or relating to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company or any Subsidiary;

(x) each written guaranty or other similar undertaking with respect to contractual performance or any agreement to be expressly responsible for consequential damages extended by the Company or any Subsidiary;

(xi) all Contracts relating to any surety bond or letter of credit required to be maintained by the Company or any Subsidiary;

(xii) any Contract concerning a partnership or joint venture, the breach of which could result in a Material Adverse Effect other than joint operating agreements and farmout agreements;

(xiii) any Contracts containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Company or any Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xiv) all Contracts pertaining to confidentiality or non-disclosure by the Company or a Subsidiary the breach of which could result in a Material Adverse Effect;

(xv) all Contracts terminable by any other party upon a change of control of the Company or any Subsidiary or upon the failure of the Company or any Subsidiary to satisfy financial or performance criteria specified in such Contract; and

(xvi) any power of attorney that is currently effective.

(b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. Each of the Company and the Subsidiaries has performed all obligations required to be performed by it in connection with each Material Contract. Neither the Company nor any Subsidiary

has received any notice of any claim of default by it under or termination of any Material Contract. Neither the Company nor any Subsidiary has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and to Shareholders’ Knowledge there is no breach, anticipated breach or default by any other party to any Material Contract. There are no renegotiations of, or outstanding rights to renegotiate any material terms of any Material Contract and no Person has made written demand for such renegotiation.

4.14 Insurance/Bonding.

(a) Each of the Company and the Subsidiaries has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers’ compensation and all other forms of insurance customarily obtained by businesses in the same industry. Similarly, the Company has secured and posted all required bonds with each governmental agency having jurisdiction over the Company’s operations. Such insurance and bonds (i) are in full force and effect, (ii) are sufficient for compliance with all requirements of applicable Law and of any Contract to which the Company or any Subsidiary is subject, (iii) are valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provide adequate insurance coverage for the activities of each of the Company and the Subsidiaries.

(b) Schedule 4.14(b) lists by year for the current policy year and each of the two (2) preceding policy years a summary of the loss experience under each policy involving any claim setting forth (i) the name of the claimant, (ii) a description of the policy by insurer, type of insurance and period of coverage and (iii) the amount and a brief description of the claim. Schedule 4.14(b) also describes the loss experience for all claims that were self-insured, including the aggregate cost of such claims. Exhibit 7.5 lists all bonds posted by the Company.

4.15 Compliance with Laws; Government Authorizations.

(a) To their Knowledge, each of the Company and the Subsidiaries has materially complied with all applicable Laws and Governmental Orders. Neither the Company nor any Subsidiary is relying on any exemption from or deferral of any Law, Governmental Order or Governmental Authorization that would not be available to it after the Closing.

(b) To their Knowledge, each of the Company and the Subsidiaries has in full force and effect all Governmental Authorizations necessary to conduct its business and own and operate its properties. To their Knowledge, each of the Company and the Subsidiaries has materially complied with all Governmental Authorizations applicable to it.

(c) Neither the Company nor any Subsidiary has offered, authorized, promised, made or agreed to make gifts of money, other property or similar benefits (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, political party, political party official or candidate, official of a public international organization or any other Person in a position to assist or hinder the Company or any Subsidiary in connection with any actual or proposed transaction, other than payments required or permitted by the laws of the applicable jurisdiction and in compliance with the U.S. Foreign Corrupt Practices Act.

(d) Neither the Company nor any Subsidiary has received any inquiry, notice or directive to plug or abandon any well from a lessor or a Governmental Entity.

(e) Neither the Company nor any Subsidiary has now, or has had in the past, any legal obligation to file any form, report, schedule, proxy statement or other document with the SEC, and the Company has not filed with the SEC any such form, report, schedule, proxy statement or other document.

4.16 Litigation. Except as disclosed in Schedule 4.16, no Litigation is pending or, to the Knowledge of any Shareholder, threatened against the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to any outstanding Governmental Order, other than non-violation orders issued by the Oklahoma Corporation Commission in the Ordinary Course of Business.

4.17 Employees.

(a) Schedule 4.17(a) states the total number of employees and indicates for each such employee, and in the aggregate, full-time, part-time and temporary status. Such schedule also lists such employee’s salary and any other compensation payable other than compensation payable under the Plans. To the Knowledge of any Shareholder, no executive employee of the Company and no group of employees of the Company or any Subsidiary has any plans to terminate his, her or their employment other than in the Ordinary Course of Business. Each of the Company and the Subsidiaries has materially complied at all times with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages, including but not limited to overtime, maximum hours of work, equal employment opportunity (including laws and regulations prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act.

(b) The employment of any terminated former employee of the Company or any Subsidiary has been terminated in accordance with any applicable contractual terms and applicable Law, and neither the Company nor any Subsidiary has any liability under any contract or applicable Law toward any such terminated employee. The sale of the Shares or the other transactions contemplated by this Agreement will not cause the Company or any Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person.

(c) Neither the Company nor any Subsidiary has made any loans to any employee of the Company or any Subsidiary which is currently outstanding other than advances for business-related expenses in the Ordinary Course of Business.

(d) None of the employees of the Company or any Subsidiary is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and to Shareholders’ Knowledge no attempt is currently being made or during the past five years has been made to organize any of its employees to form or enter into any labor union. There are no strikes, slowdowns, work stoppages or other labor controversies pending or, to the Knowledge of any Shareholder, threatened against or otherwise affecting the employees or facilities of the Company or any Subsidiary. None of the Company or any Subsidiary has experienced any labor strike, slowdown, work stoppage or other material labor controversy involving its employees within the past two (2) years.

(e) Each of the Company and the Subsidiaries has paid in full to all employees all wages, salaries and commissions due and payable to such employees and have fully reserved on the Latest Financial Statements all amounts for wages, salaries and commissions, bonuses and contributions required to the Company’s 401(k) Plan, if any, that are due but not yet payable to such employees or such Plan.

(f) There have been no lay-offs of employees or work reduction programs undertaken by or on behalf of the Company or any Subsidiary in the past two (2) years, and no such programs have been adopted by the Company or any Subsidiary or publicly announced.

4.18 Affiliate Transactions. Except as disclosed on Schedule 4.18, no Insider has any Contract with the Company or any Subsidiary (other than employment not represented by a written Contract and terminable at will) or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the business of the Company or any Subsidiary (other than ownership of capital stock of the Company). No Insider has any direct or indirect interest in any competitor, supplier or customer of the Company or any Subsidiary or in any Person from whom or to whom the Company or any Subsidiary leases any property, or in any other Person with whom the Company or any Subsidiary otherwise transacts business of any nature. Schedule 4.18 lists all transactions between the Company or any Subsidiary and each Insider for the last full fiscal year and since the Last Fiscal Year End.

4.19 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company for which Buyer or the Company is or could become liable or obligated other than the Finder’s Fee.

4.20 Tax Matters.

(a) Each of the Company and any Tax Affiliate has (i) timely filed (or has had timely filed on its behalf) all Returns required to be filed or sent by it in respect of any

Taxes or required to be filed or sent by it by any Governmental Entity, all which were correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all Taxes shown to be due and payable on such Returns; (iii) established on the Latest Balance Sheet, in accordance with GAAP and consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) complied with all Laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code) and timely and properly withheld from individual employee wages and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable Law.

(b) All Taxes of the Company and all Tax Affiliates that will be due and payable for any period ending on and including or ending prior to the Closing Date, will have been paid by or on behalf of the Company or will be reflected, in a manner consistent with past practice, on the Company’s books as an accrued Tax liability, either current or deferred.

(c) There are no Encumbrances for Taxes upon any assets of the Company or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(d) No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns for any Tax year subsequent to the year ended December 31, 1998, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company or any Tax Affiliate by any Governmental Entity regarding any such Tax, audit or other proceeding, or, to the Knowledge of any Shareholder, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Neither the Company nor any Tax Affiliate expects or anticipates the assessment of any additional Taxes on the Company or any Tax Affiliate or is aware of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company or any Tax Affiliate which would exceed the estimated reserves established on its books and records. No claim has ever been made by a Governmental Entity in a jurisdiction where neither the Company nor any Subsidiary files any Return that the Company or any Tax Affiliate is or may be subject to taxation.

(e) Schedule 4.20(e) lists all federal, state, local and foreign income Returns filed with respect to any of the Company or any Tax Affiliate for taxable periods ended on or after December 31, 1999, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.

(f) Neither the Company nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by the Company or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(g) Neither the Company nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not been filed within such extension.

(h) No property of the Company or any Tax Affiliate is property that the Company or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of Section 168 of the Code.

(i) Neither the Company nor any Tax Affiliate is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Tax Affiliate as a result of the Tax Reform Act of 1986 and neither the Company nor any Tax Affiliate has Knowledge that the IRS has proposed any such adjustment or change in accounting method.

(j) All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by the Company and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns required in accordance with the Code.

(k) Neither the Company nor any Tax Affiliate has engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, and neither the Company nor any Tax Affiliate will engage in any such transaction within any applicable “consistency period” (as such term is defined in Section 338 of the Code).

(l) Neither the Company nor any Tax Affiliate is a party to any Tax allocation or sharing agreement.

(m) The Company and the Tax Affiliates have evidence of payment for all Taxes, charges, fees, levies or other assessments of a foreign country paid or accrued from the date of the formation of each of them, respectively.

(n) [Intentionally deleted.]

(o) The Company and the Tax Affiliates are, and at all times have been, corporations or associations taxable as corporations for United States income tax purposes.

(p) Any “FSC” (within the meaning of Section 922 of the Code) has been properly operated in accordance with the provisions in Sections 921-927 of the Code.

(q) All deductions claimed or reported on all Returns of the Company and any Tax Affiliate on account of royalties or similar fees payable with respect to any

Intellectual Property of the Company or any Subsidiary or any other party are allowable in full.

(r) Neither the Company nor any Tax Affiliate has been a United States real property holding corporation within the meaning in Section 897(c)(2) of the Code during the applicable period specified in Section 987(c)(1)(A)(ii) of the Code.

(s) Neither the Company nor any Tax Affiliate has filed any consent under Section 341(f) of the Code.

(t) Neither the Company nor any Subsidiary (i) has been a member of an affiliate group filing a consolidated Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulation (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

4.21 Employee Benefits.

(a) Schedule 4.21 lists all Plans by name and provides a brief description identifying (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan which is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan which is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any Company or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of the Company, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b) Schedule 4.21 lists each corporation, trade or business (separately for each category below that applies): (i) that is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code, (ii) that is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code, (iii) that is (or was during the preceding five years) the legal employer of persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code and (iv) with respect to which the Company or any Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et seq. of ERISA) or the Family and Medical Leave Act.

(c) Schedule 4.21 lists (i) the most recent determination letter received by the Company from the IRS regarding each Plan, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including but not limited to the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC), (iv) the financial statements for each Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including but not limited to reports prepared for funding, deduction and financial accounting purposes), (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

(d) Schedule 4.21 lists each employee of the Company or any Subsidiary who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(e) With respect to continuation rights arising under federal or state law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Schedule 4.21 lists (i) each employee, former employee or qualifying beneficiary who has elected continuation and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)    (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including but not limited to the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (vii) each of the Company and the Subsidiaries has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)    (i) All contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made, (ii) a proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, the Company is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

(h) The consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

(i)    (i) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) the Company has no actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) the Company has no actual or potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan and (v) with respect to the Plans, the Company has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(j)    (i) All accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements, (ii) no condition, agreement or Plan provision limits the right of the Company to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (iii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than (A)

death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code.

4.22 Environmental Matters.

(a) As used in this Section 4.22, the following terms have the following meanings:

(i) “Environmental Costs” means any and all costs and expenditures, including but not limited to any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Laws, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Laws.

(ii) “Environmental Laws” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii) “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

(iv) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v) “Property” means real property now owned, leased, controlled or occupied by the Company or any Subsidiary.

(vi) “Regulatory Actions” means any Litigation with respect to the Company or any Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vii) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(viii) “Third-Party Environmental Claims” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b) No Third-Party Environmental Claims or Regulatory Actions are pending against the Company or any Subsidiary, and, to the Knowledge of Shareholders, no Third-Party Environmental Claims or Regulatory Actions are threatened against the Company or any Subsidiary.

(c) To the Knowledge of Shareholders, no Property is set forth on a List.

(d) To their Knowledge, all transfer, transportation or disposal of Hazardous Materials by the Company or any Subsidiary to properties not owned, leased or operated by the Company or any Subsidiary has been in compliance with applicable Environmental Laws. To their Knowledge, the Company has not transported or arranged for the transportation of any Hazardous Materials to any location which is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e) To their Knowledge, no Property operated by the Company or a Subsidiary was during the period it was operated by the Company or a Subsidiary used, nor is now being used, as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products except in a lawful manner in the Ordinary Course of Business.

(f) To their Knowledge, there has not been any Release of any Hazardous Material on, under, about, from or in connection with the Property, including without limitation the presence of any Hazardous Materials that have come to be located on or under the Property from another location, that could result in a Material Adverse Effect.

(g) To their Knowledge, the Company and its Subsidiaries have used and operated their Property in material compliance with all applicable Environmental Laws.

(h) To their Knowledge, each of the Company and the Subsidiaries has obtained all Governmental Authorizations relating to the Environmental Laws necessary for operation of the Company. Each of the Company and the Subsidiaries has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(i) To their Knowledge, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Property during the period that such Property has been operated by the Company or its Subsidiary. To their Knowledge, the Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. To their Knowledge, no aboveground or underground storage tanks are located on, under or about the Property, or have been during the period that such property has been operated by the Company or its Subsidiary. If any such storage tanks exist on, under or about the Property, to their Knowledge, such storage tanks have been duly registered with all appropriate Governmental Entities and are otherwise in compliance with all applicable Environmental Laws.

(j) To their Knowledge, no material expenditure will be required in order for Buyer, the Company or any Subsidiary to comply with any Environmental Laws in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof other than expenditures in an amount consistent with past practice.

(k) The Company has delivered to Buyer all environmental reports and investigations that any Shareholder, the Company or any Subsidiary has obtained or ordered with respect to the Company or any Subsidiary, or the Property.

(l) No Encumbrance has been attached or filed against the Company or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.23 Availability of Documents. Shareholders have delivered or made available for inspection to Buyer correct and complete copies of the items referred to in the Disclosure Schedules or in this Agreement.

V. Representations and Warranties of Buyer

Buyer represents and warrants to Shareholders that as of the date of this Agreement and as of the Closing Date (in all material respects):

5.1 Incorporation; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement.

5.2 Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.3 No Breach; Consents. The execution, delivery and performance of this Agreement by Buyer will not (a) contravene any provision of the Organizational Documents of Buyer; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization.

5.4 Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which any Shareholder is or could become liable or obligated.

5.5 Investment Intent. Buyer is purchasing the Shares for its own account for investment purposes, and not with a view to the distribution thereof.

5.6 [Intentionally deleted.]

5.7 Buyer Common Stock. The shares of Buyer Common Stock will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable. Such shares of Buyer Common Stock will not be registered and will be subject to the regulatory holding periods prescribed under Rule 144 of the Securities Act.

5.8 [Intentionally deleted.]

5.9 [Intentionally deleted.]

5.10 SEC Filings; Financial Statements.

(a) Buyer has filed all forms, reports, schedules, statements and other documents required to be filed by it during the twelve (12) months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Buyer SEC Reports”) with the SEC. To Buyer’s Knowledge, the SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report which was superseded by subsequent Buyer SEC Reports. Further, the Buyer engaged Deloitte & Touche, LLP to re-audit Buyer’s financial statements for the three years ended December 31, 2001. The re-audits were completed October 4, 2002 and resulted in adjustments for the years and quarters being re-audited as reflected in such amended financial reports filed with the SEC.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its consolidated Subsidiaries included or incorporated by reference in the Buyer SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Buyer and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments). Further, the Buyer engaged Deloitte & Touche, LLP to re-audit Buyer’s financial statements for the three years ended December 31, 2001. The re-audits were completed on October 4, 2002 and resulted in adjustments for the years and quarters being re-audited as reflected in such financial reports filed with the SEC.

5.11 Capitalization. The authorized capital stock of Buyer consists of (i) 5,000,000 shares of Preferred Stock, $.01 par value, none of which are outstanding and (ii) 125,000,000 shares of common stock, $0.01 par value, of which 27,548,047 shares (including 1,035,965 shares held in Treasury as of September 30, 2002) are issued and outstanding. As of September 30, 2002, a maximum of approximately 3,300,000 shares are reserved for issuance pursuant to Buyer’s multiple employee and director stock plans (the “Option Plans”). All of the outstanding shares of capital stock of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Except for the shares reserved under the Option Plans and except for the shares pursuant to this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the authorized but unissued capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or other equity interests in, Buyer or any of its subsidiaries.

5.12 No Undisclosed Liabilities. To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Buyer or its Subsidiaries, as applicable, except for (i) liabilities set forth on its restated balance sheet as of June 30, 2002 (the “Buyer Balance Sheet”), (ii) liabilities which have arisen after June 30, 2002, in the Ordinary Course of Business (none of which, either individually or in the aggregate, have had a Material Adverse Effect), and (iii) liabilities arising out of the transactions contemplated by this Agreement.

5.13 Absence of Certain Changes or Events. Since June 30, 2002, Buyer and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and since such date, there has not occurred any change in the business condition of Buyer, or any other development, that has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

5.14 Absence of Litigation. Other than as disclosed in the Buyer SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, or any properties or rights of Buyer or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that is required to be disclosed or if filed, would be required to be disclosed, pursuant to Item 103 of Regulation S-K adopted under the Securities Act and the Exchange Act.

VI. Agreements of Shareholders

Shareholders agree with Buyer that:

6.1 Conduct of the Business. Shareholders will cause each of the Company and the Subsidiaries to observe the following provisions to and including the Closing Date:

(a) Each of the Company and the Subsidiaries will conduct its business only in, and neither the Company nor any Subsidiary will take any action except in, the Ordinary Course of Business and in accordance with applicable Law and, to this end, the Company will not, on a per project basis, incur Capital Expenditures in excess of $200,000 without prior approval from Buyer, which such approval shall not be unreasonably withheld, conditioned or delayed other than Capital Expenditures included in the Company’s development plan, disclosed to Buyer prior to the execution of this Agreement or which the Company or a Subsidiary is required to incur under existing Contracts and other than those projects listed on Schedule 6.1(a).

(b) Neither the Company nor any Subsidiary will amend or modify any Material Contract or enter into any Contract that would have been a Material Contract if such Contract had been in effect on the date of this Agreement except that the Company may enter into Contracts in the Ordinary Course of Business;

(c) Each of the Company and the Subsidiaries will (i) use reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) confer on a regular and frequent basis with representatives of Buyer to report operational matters and the general status of ongoing operations as requested by Buyer and (iii) not take any action that would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at the Closing, including any actions referred to in Section 4.8;

(d) The Company will not change any of its methods of accounting in effect on the date of the Latest Balance Sheet, other than changes required by GAAP;

(e) Neither the Company nor any Subsidiary will cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(f) Each of the Company and the Subsidiaries will file (or cause to be filed) at its own expense, on or prior to the due date, all Returns for all Tax periods ending on or before the Closing Date where the due date for such Returns (taking into account valid extensions of the respective due dates) falls on or before the Closing Date, prepared on a basis consistent with the Returns of the Company and the Subsidiaries prepared for prior Tax periods, and will provide Buyer with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of the Company or any Subsidiary;

(g) Neither the Company nor any Subsidiary will (i) make or rescind any express or deemed election or take any other discretionary position relating to Taxes, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal or state income Tax purposes from those employed in the preparation of the last filed federal or state income Tax Returns; and

(h) At the Closing, the Merger Consideration shall be reduced by up to $148,600, reflecting the Shareholders’ agreed share of the aggregate maximum amount of $198,600 of severance costs to be paid to employees of the Company or a Subsidiary that are terminated as a result of the Closing of this Agreement. This shall be the full extent of the Parties’ obligation for severance costs. To the extent the total employee severance costs are less than $198,600, the Merger Consideration shall be reduced by the actual severance cost less $50,000.

6.2 Notice of Developments. From the date of this Agreement through the Closing Date, Shareholders will notify Buyer of any emergency or other change in the Ordinary Course of Business of the Company or any Subsidiary or the commencement of Litigation or threat of Litigation which, if successful, could have a Material Adverse Effect. Shareholders will promptly notify Buyer in writing if any Shareholder should discover that any representation or warranty made by such Shareholder in this Agreement was when made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 6.2 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.3 Access. From the date of this Agreement through the Closing Date, Shareholders will cause each of the Company and the Subsidiaries to afford to Buyer and its authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, and other information of each of the Company and the Subsidiaries, and otherwise provide such assistance as may be reasonably requested by Buyer in order to allow Buyer the opportunity to verify the accuracy of the representations and warranties of Shareholders; provided, that, such access will be in a manner so as not to interfere with the normal business operations of the Company. The Confidentiality Agreement, dated March 27, 2001 (the “Confidentiality Agreement”), as subsequently extended between the Company and Buyer will apply with respect to information obtained by Buyer under this Section 6.3.

6.4 Waivers; Payment of Indebtedness. To assure that Buyer obtains the full benefit of this Agreement, effective as of the Closing Date, each Shareholder waives any claim it might have against the Company or any Subsidiary, whether arising out of this Agreement or otherwise, and irrevocably offers to terminate any Contract between such Shareholder and the Company or any Subsidiary at no cost to the Company or any Subsidiary (other than debts for borrowed money to the Shareholders which shall be paid at the Closing and shall be a deduction from the Merger Consideration) and other than any claim for indemnification with respect to claims disclosed in this Agreement or asserted after the date of this Agreement. Shareholders will cause each Shareholder, the Members of the Immediate Family of each Shareholder and any

Person controlled by any Shareholder to repay, in full, prior to the Closing, all indebtedness owed to the Company or any Subsidiary by such Person.

6.5 Conditions. Shareholders will use commercially reasonable efforts to cause the conditions set forth in Section 8.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

6.6 Consents and Authorizations; Regulatory Filings.

(a) Shareholders will obtain, or will cause each of the Company and the Subsidiaries to obtain, all Consents and Governmental Authorizations required for the consummation of the transactions contemplated by this Agreement including those listed on Schedule 6.6 (the “Required Consents”). Shareholders will keep Buyer reasonably advised of the status of obtaining the Required Consents. Without limiting the foregoing, no later than the fifth business day after the date of this Agreement, Shareholders will make, and will cause each of the Company and the Subsidiaries to make, all filings and submissions required by them or it (if any) under any Law applicable to Shareholders, or the Company or any Subsidiary, required for the consummation of the transactions contemplated by this Agreement.

6.7 No Adverse Effect; Sale. Each Shareholder confirms that Buyer’s restated financial reports are deemed to have no Material Adverse Effect on such Shareholder or the Transaction contemplated by this Agreement. No Shareholder will sell, pledge, transfer or otherwise place any Encumbrance on any Shares owned by such Shareholder.

6.8 [Intentionally deleted.]

6.9 Litigation Support. In the event and for so long as Buyer, the Company or any Subsidiary is actively contesting or defending against any Litigation in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction existing or occurring on or prior to the Closing Date involving the Company or any Subsidiary, each Shareholder will, for a period of one (1) year after Closing, cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense. Buyer will reimburse any such Shareholder all of his or her out-of-pocket expenses.

6.10 Nondisparagement. None of the Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Company or any Subsidiary from maintaining the same business relationships with each of the Company and the Subsidiaries after the Closing as it maintained with each of the Company and the Subsidiaries prior to the Closing. Each Shareholder will refer all customer inquiries relating to the businesses of the Company or any Subsidiary to the Buyer from and after the Closing.

6.11 Non-Hire. During the period that commences on the Closing Date and ends on the second anniversary of the Closing Date, no Shareholder will, and each Shareholder will cause each of its Subsidiaries not to, employ (or attempt to employ or interfere with any employment relationship with) any retained employee of the Company or any Subsidiary.

6.12 Confidentiality. Shareholders (herein called a “receiving party”) will treat and hold as confidential all Confidential Information regarding the Company or its Subsidiaries and will refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any receiving party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by law or regulation pursuant to the advice of counsel) to disclose any Confidential Information, such receiving party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order. If, in the absence of a protective order, the receiving party is, on the advice of counsel, compelled to disclose any Confidential Information, the receiving party may disclose the Confidential Information; provided, however, that the receiving party shall use its reasonable efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the disclosing party shall designate.

6.13 Nonsolicitation. In consideration of the time and expense Buyer will expend preparing for the Closing, Shareholders will deal exclusively with Buyer with respect to the purchase of the Company until the Closing or until the Agreement is terminated pursuant to Article IX. To this end, the Shareholders shall not directly or indirectly through any officer, director, agent, affiliate or otherwise of the Company, solicit, initiate or encourage submission of any proposal or offer from any person, group or entity (including any of its officers or employees) relating to any acquisition of their capital stock or other equity securities in the Company, of the Company or of all or a material portion of the Company’s Oil and Gas Properties, participate in the negotiations regarding or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, and effort or attempt by any other person or entity to do or seek such acquisition or other transaction.

VII. Agreements of Buyer

Buyer agrees with Shareholders that:

7.1 Conditions. Buyer will use its best efforts to cause the conditions set forth in Section 8.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

7.2 [Intentionally deleted.]

7.3 Books and Records; Access. After the Closing Date, Buyer will cause the Company to hold all of the books and records of each of the Company and the Subsidiaries existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time (and applied to Buyer’s representations generally) for a period of not less than three (3) years from the Closing Date. After the Closing Date, Buyer will cause each of the Company and the Subsidiaries to afford Shareholders’ Representative and its accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of each of the Company and the Subsidiaries. Buyer will make available to Shareholders’ Representative upon written request and at the expense of Shareholders, but consistent with Buyer’s business requirements, reasonable assistance of any of the Company’s personnel whose assistance or participation is required by Shareholders’ Representative, in anticipation of, or preparation for, existing or future litigation or other matters in which Shareholders are involved related to the Company.

7.4 [Intentionally deleted.]

7.5 Release from Guarantees; Buyer Indemnity of Certain Obligations. Buyer shall use best efforts to have the Shareholders and any officer of the Company released from any and all guarantees of the obligations identified in Exhibit 7.5 (the “Shareholder Guaranteed Obligations”), including the assumption of such obligations by Buyer. Whether or not Buyer obtains such releases, Buyer hereby agrees to indemnify each Shareholder and any such officer from and against any Claim or Loss arising out of the failure from and after the Closing Date to satisfy the Shareholder Guaranteed Obligations in accordance with their respective terms.

7.6 Confidentiality. Buyer (herein called a “receiving party”) will treat and hold as confidential all Confidential Information disclosed to it regarding the Company or its Subsidiaries and will refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any receiving party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by law or regulation pursuant to the advice of counsel) to disclose any Confidential Information, such receiving party will notify the Shareholders promptly of the request or requirement so that the Shareholders may seek an appropriate protective order. If, in the absence of a protective order, the receiving party is, on the advice of counsel, compelled to disclose any Confidential Information, the receiving party may disclose the Confidential Information; provided, however, that the receiving party shall use its reasonable efforts to obtain, at the reasonable request of the Shareholders, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the disclosing party shall designate.

7.7 Filings. Buyer shall prepare and file any filings required under the Exchange Act, the Securities Act or any other Federal or state securities or “blue sky” laws relating to the transactions contemplated by this Agreement.

7.8 [Intentionally left blank.]

7.9 Notice of Developments. From the date of this Agreement through the Closing Date, Buyer will notify Shareholders of any emergency or other change in the Ordinary Course of Business of the Company or any Subsidiary or the commencement of Litigation or threat of Litigation which, if successful, could have a Material Adverse Effect. Buyer will promptly notify Shareholders in writing if any Buyer should discover that any representation or warranty made by such Buyer in this Agreement was when made, or has subsequently become, untrue in any respect. No disclosure pursuant to this Section 7.9 will be deemed to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement

7.10 Access. From the date of this Agreement through the Closing Date, Buyer will afford to Shareholders and their authorized representatives full access at all reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business and financial records, officers, employees, business plans, budget and projections, and other information of each of the Buyer and its Subsidiaries, and otherwise provide such assistance as may be reasonably requested by Shareholders in order to allow Shareholders the opportunity to verify the accuracy of the representations and warranties of Buyer; provided, that, such access will be in a manner so as not to interfere with the normal business operations of the Buyer.

7.11 Le Norman Employment. At the Closing, Buyer shall offer employment to David D. Le Norman as provided on Exhibit 7.11 hereto.

7.12 Le Norman Logo. The trademarked logo of the Company described on Exhibit 7.12 shall prior to Closing be assigned by the Company to David D. Le Norman or his designee for $10.00.

VIII. Conditions to Closing

8.1 Conditions to Buyer’s Obligations. The obligation of Buyer to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in Buyer’s sole discretion of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Articles III and IV are true and correct in all material respects at and as of the Closing Date;

(b) Shareholders performed and complied with each of their agreements contained in this Agreement in all material respects through the Closing;

(c) Each Required Consent was obtained and is in full force and effect;

(d) No Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Buyer of any portion of the business or assets of the Company or any Subsidiary, or to compel Buyer or any of its Subsidiaries or the Company or any Subsidiary to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Buyer or its Subsidiaries or of the Company or its Subsidiaries, as a result of the transactions contemplated by this Agreement, (iv) seeking to require direct or indirect transfer or sale by Buyer of, or to impose material limitations on the ability of Buyer to exercise full rights of ownership of, any of the Shares or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Buyer or the Company or any of their respective officers or directors;

(e) No Law or Governmental Order was enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this

Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(d);

(f) After the date of the Latest Balance Sheet, no Material Adverse Effect occurred with respect to the Company or its Subsidiaries considered as a whole;

(g) No Person asserted or threatened that, other than as set forth in the Disclosure Schedules, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, the Company or any Subsidiary or (ii) is entitled to all or any portion of the Merger Consideration;

(h) Buyer received from counsel for Shareholders and the Company a written opinion, dated the Closing Date, addressed to Buyer and satisfactory to Buyer’s counsel, in the form set forth in Exhibit 8.1(h);

(i) [Intentionally deleted;]

(j) [Intentionally deleted;]

(k) [Intentionally deleted;]

(l) [Intentionally deleted.]

8.2 Conditions to Shareholders’ Obligations. The obligation of Shareholders to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in Shareholders’ sole discretion, of each of the following conditions at or prior to the Closing:

(a) The representations and warranties set forth in Article V will be true and correct in all material respects;

(b) Buyer will have performed and complied with each of its agreements contained in this Agreement in all material respects;

(c) No Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, or (iii) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement the Shareholders;

(d) No Law or Governmental Order was enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.2(c);

(e) After the date of the Latest Balance Sheet, no Material Adverse Effect occurred with respect to the Buyer or its Subsidiaries considered as a whole; and

(f) Shareholders received from counsel for Buyer a written opinion, dated the Closing Date, addressed to Shareholders and satisfactory to Shareholders’ counsel, in the form set forth in Exhibit 8.2(f).

IX. Termination; Liability for Breach of Representations and Warranties

9.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Buyer and Shareholders’ Representative;

(b) by either party if Buyer’s Common Stock Price five (5) business days prior to the Closing Date is $5.00 higher or lower than the Closing Price on the date of complete execution of this Agreement;

(c) by Shareholders’ Representative on behalf of Shareholders by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued without cure for a period of thirty (30) days after Shareholders delivered written notice of the breach or (ii) if the Closing shall not have occurred on or before November 15, 2002, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from the Shareholders breaching any representation, warranty, or covenants contained in this Agreement); and

(d) by Buyer by giving written notice to the Shareholders’ Representative at any time prior to the Closing (i) in the event the Shareholders have breached any representation, warranty, or covenant contained in this Agreement in any material respect, and the breach has continued without cure for a period of thirty (30) days after Buyer delivered written notice of the breach to Shareholders’ Representatives or (ii) if the Closing shall not have occurred on or before November 15, 2002, by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenants contained in this Agreement).

9.2 Effect of Termination. In the event of termination by any Party, the terminating Party shall promptly give notice of the same to the other Parties and the transactions contemplated by this Agreement shall be terminated without further action by the Parties. If the transactions contemplated by this Agreement are terminated as provided herein:

(a) Each Party will redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(b) No Party hereto shall have any liability or further obligation to the other Parties to this Agreement except for any breach by a Party of its obligations under this Agreement and except for Sections 7.6, 11.1, 11.2, 11.12, 11.14 and 11.15 which shall survive indefinitely unless sooner terminated or modified by the parties in writing.

9.3 Survival of Representations and Warranties.

(a) Except for the Controlling Shareholders whose representations and warranties shall survive the Closing Date for a period of one (1) year at which time they shall expire, the representations and warranties of the other Shareholders and the Buyer set forth in this Agreement shall terminate as of the Closing. THE PARTIES ACKNOWLEDGE THAT THEIR SOLE REMEDY AGAINST THE OTHER PARTY (EXCEPT AGAINST THE CONTROLLING SHAREHOLDERS) FOR BREACH OF A REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT SHALL BE TO TERMINATE THIS AGREEMENT PRIOR TO CLOSING. NEITHER BUYER NOR THE SHAREHOLDERS (EXCEPT AGAINST THE CONTROLLING SHAREHOLDERS) SHALL HAVE ANY MONETARY LIABILITY TO THE OTHER FOR BREACH OF A REPRESENTATION OR WARRANTY.

(b) THE CONTROLLING SHAREHOLDERS SHALL HAVE LIABILITY TO BUYER FOR THE BREACH OF A REPRESENTATION OR WARRANTY SUBJECT TO THE FOLLOWING LIMITATIONS:

(i) FROM AND AFTER THE FIRST ANNIVERSARY OF THE CLOSING DATE, THE CONTROLLING SHAREHOLDERS SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO ANY REPRESENTATION OR WARRANTY, EXCEPT FOR BREACHES AS TO WHICH THE CONTROLLING SHAREHOLDERS HAVE RECEIVED WRITTEN NOTICE FROM BUYER (SPECIFYING, WITH REASONABLE PARTICULARITY, THE FACTS ESTABLISHING SUCH BREACH AND THE SPECIFIC NATURE AND AMOUNT OF DAMAGES) PRIOR TO SUCH FIRST ANNIVERSARY;

(ii) THE CONTROLLING SHAREHOLDERS SHALL HAVE NO LIABILITY BY REASON OF (A) A BREACH OF THE REPRESENTATIONS OR WARRANTIES SET FORTH AT SECTION 4.22 OF THIS AGREEMENT OR (B) TO THE EXTENT THE BREACH OF A REPRESENTATION OR WARRANTY SET FORTH IN ARTICLE III RELATES TO A SHAREHOLDER OTHER THAN THE CONTROLLING SHAREHOLDERS UNLESS SUCH THE CONTROLLING SHAREHOLDER HAD KNOWLEDGE OF SUCH BREACH UNDER ARTICLE III PRIOR TO CLOSING;

(iii) THE CONTROLLING SHAREHOLDERS SHALL HAVE LIABILITY ONLY TO THE EXTENT THE CONTROLLING SHAREHOLDERS HAD KNOWLEDGE OF THE UNTRUTH OF SUCH REPRESENTATION OR WARRANTY AT ANY TIME PRIOR TO CLOSING;

(iv) THE CONTROLLING SHAREHOLDERS SHALL NOT HAVE LIABILITY IF THE BUYER DISCOVERED THE UNTRUTH OF SUCH REPRESENTATION OR WARRANTY PRIOR TO CLOSING;

(c)  THE AMOUNT OF ANY LOSS FOR WHICH THE CONTROLLING SHAREHOLDERS ARE LIABLE SHALL BE NET OF ANY AMOUNTS RECOVERED BY THE BUYER, THE COMPANY OR THE SURVIVING CORPORATION UNDER INSURANCE POLICIES WITH RESPECT TO SUCH LOSS.

(d)  The provisions of this Section 9.3 set forth the exclusive remedies for breach of this Agreement or related to the transaction contemplated by this Agreement except for termination rights as set forth in this Article IX, except for the specific performance provision of Section 11.13, and except for remedies expressly set forth in Article X, and shall preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

X.  Adjustment for Defects

10.1 Review Period.  Buyer had a period until October 15, 2002 (the “Title Review Period”) in which to complete its review and inspection of the Company’s and its Subsidiaries’ title to the Oil and Gas Properties.

(a)  Notice of Alleged Title Defects. On or before October 15, 2002, Buyer notified Shareholders, in writing, (a “Notice of Alleged Title Defects”) of all Alleged Title Defect(s). Alleged Title Defects not included in such Notice of Alleged Title Defects may not be asserted under this Section or otherwise under this Agreement as an adjustment to the Merger Consideration, a claim for which damages may be recovered, a termination right or otherwise.

(b)  Adjustment of Merger Consideration. The Parties have agreed that the Merger Consideration shall be reduced by $113,078 by reason of Title Defects. Such reduction represents the Buyer’s sole and exclusive remedy against the Shareholders and Company by reason of defects in the Company’s and its Subsidiaries’ title to Oil and Gas Properties.

(c)  Definition of Title Defect. For purposes of this Agreement, the term “Title Defect” shall mean any matter that would cause the title to the Subject Interest to fail to qualify as Good and Defensible Title. “Good and Defensible Title,” as used herein, shall mean a title that can be deduced from the applicable county, state and federal records and is such that (i) the title is free and clear from liens and encumbrances that would materially reduce, impair or prevent Buyer from receiving payment from the purchasers of production or which would materially impair or reduce the economic benefit Buyer could reasonably expect from acquiring the Oil and Gas Properties; and (ii) the Oil and Gas Properties are subject to no liens, encumbrances, obligations or defects except those which are Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” shall mean:

(i) Lessors’ royalties, overriding royalties and division orders, payments out of production, reversionary interests and other burdens affecting Shareholders’ interest of record as of the date of this Agreement.

(ii) Preferential rights to purchase and required third party consents to assignments and similar agreements which (i) have no application to the transaction contemplated by this Agreement; or with respect to which (ii) waivers or consents are obtained from the appropriate parties prior to Closing; or (iii) the appropriate time period for asserting such rights has expired without an exercise of such rights.

(iii) All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance.

(iv) Non-consent penalties applied against the interest of Shareholders arising under applicable operating agreements.

(v) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not materially interfere with or detract from the operations, value or use of the Oil and Gas Properties by Buyer.

(vi) Such Title Defects as Buyer has waived or released or is deemed to have waived pursuant to the terms of this Agreement.

(vii) The terms and conditions of all Leases and Contracts provided that the same do not materially interfere with or detract from the operations, value or use of the Oil and Gas Properties by Buyer.

(viii) Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any Lease.

(ix) Liens for taxes or assessments not yet due or not yet delinquent.

(x) Liens to be released at Closing.

10.2 Environmental Matters.

(a) Inspection. Prior to Closing and upon reasonable prior notice to Shareholders, Buyer will have access to and the opportunity to inspect the Oil and Gas Properties for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials (NORM), produced water, air emissions, contamination of the surface and subsurface and any other Environmental Defect (defined below).

(b) Notice of Environmental Defect. Buyer was given a period of time until October 15, 2002, to notify the Shareholders in writing of any Environmental Defect (as defined below). Buyer provided such notice to Shareholders in a timely fashion but listed no Environmental Defects in excess of $620,000, and accordingly Buyer shall have no claim for damages against Shareholders by reason of an Environmental Defect.

(c) Sole Remedy. Buyer’s sole remedy under this Agreement related to environmental matters shall be to terminate this Agreement by reason of the untruth or breach of the representation and warranty of Shareholders set forth in Section 4.22 of this Agreement provided the aggregate cost to remediate Environmental Defects related to such breach of Section 4.22 exceeds $620,000.

(d) Definition of Environmental Defects. As used herein, an “Environmental Defect” shall mean a condition affecting the Oil and Gas Properties that is a violation of Environmental Law.

10.3 Certain Tax Matters. Shareholders will cause the Company to timely file all tax returns required to be filed with respect to all periods through and including the Closing Date. Buyer will timely file all tax returns required to be filed with respect to all periods from and after the Closing Date. Such tax returns will be prepared in the manner required by applicable law and all Taxes shown thereon shall be paid when due.

XI. General

11.1 Press Releases and Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Shareholders’ Representative, which approval shall not be unreasonably withheld; provided, however, that a party (a “Disclosing Party”) may make any public disclosure which is required by applicable law in which case the Disclosing Party shall notify the non-disclosing Parties prior to making the disclosure, shall provide the non-disclosing Parties with a statement as to the basis for its belief that disclosure is required and shall make any changes to such disclosure reasonably requested a non-disclosing Party.

11.2 Expense. Buyer will bear its own costs and expenses (including accounting and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company shall bear the costs and expenses of the Shareholders subject to the provisions of Section 2.4(a)(ii).

11.3 Further Assurances. On and after the Closing Date, the Parties will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by another Party to carry out any of the provisions of this Agreement.

11.4 Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in a writing executed by the Buyer and the Shareholders’ Representative. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

11.5 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Buyer and Shareholders’ Representative will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer or Delaware Sub:

Patina Oil & Gas Corporation
1625 Broadway
Denver, Colorado 80202
Attn: David J. Kornder
Facsimile No. (303) 595-7407

With a copy to:

Dorsey & Whitney LLP
370 Seventeenth Street, Suite 4700
Denver, Colorado 80202
Attn: Michael J. Wozniak
Facsimile No. (303) 629-3450

If to Company, Shareholders or Shareholders’ Representative:

Le Norman Energy Corporation
204 North Robinson, Suite 950

Oklahoma City, Oklahoma 73102-6803
Facsimile No. (405) 722-8351

With a copy to:

Le Norman Energy Corporation
P. O. Box 1024
Duncan, Oklahoma 73534-1024
Facsimile No. (580) 252-2101

Hall, Estill, Hardwick, Gable, Golden & Nelson P.C.
100 North Robinson, Suite 950
Oklahoma City, Oklahoma 73102
Attn: Daniel J. Glover
Facsimile No. (405) 232-8004

11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party to this Agreement without the prior written consent of the other Parties to this Agreement, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, so long as it remains responsible for the performance of all of its obligations under this Agreement and the assignee and Buyer execute any documents reasonably requested by Shareholders. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

11.7 No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party to this Agreement.

11.8 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9 Complete Agreement. This Agreement, together with its schedules and exhibits and the Confidentiality Agreement and when executed and delivered the Ancillary Agreements, if any, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

11.10 Schedules. The Disclosure Schedules contains a series of schedules corresponding to the sections contained in Articles III and IV. Notwithstanding cross references in the Disclosure Schedules to a particular provision of this Agreement, such cross references are for convenience only and disclosure of an item in any part of the Disclosure Schedules shall be deemed to modify all representations and warranties.

11.11 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

11.12 Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

11.13 Specific Performance. The Buyer and the Shareholders acknowledge and agree that the subject matter of this Agreement, including the business, assets and properties of the Company and the Subsidiaries, is unique, that the other would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate the Buyer and Shareholders not in default or in breach. Accordingly, the Buyer and the Shareholders agree that the other will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which it or they may be entitled, at law or in equity. The Buyer and the Shareholders waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

11.14 Jurisdiction. Subject to the procedures governing Merger Consideration adjustment in Article II, the Buyer and the Shareholders submit to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas, in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding may be heard and determined in any such court. The Buyer and the Shareholders also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Buyer and the Shareholders waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waive any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The Shareholders appoint CT Corporation System (the “Process Agent”) as their agent to receive on their behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Either the Buyer or the Shareholders may make service on the other by sending or delivering a copy of the process to the party to be served in care of the Process Agent at the following address: 350 North St. Paul Street, Dallas, Texas 75201. Nothing in this Section 11.14 will affect the right of any party to serve legal process in any other manner permitted by law or at equity.

11.15 Waiver of Jury Trial. THE BUYER AND SHAREHOLDERS ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT EACH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF THAT PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

11.16 Construction. The Buyer and Shareholders and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the Buyer and Shareholders acknowledge that it is and they are sophisticated and have been advised by experienced counsel and, to the extent it or they deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Buyer and Shareholders and no presumption or burden of proof will arise favoring or disfavoring either by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If either has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that either has not breached will not detract from or mitigate the fact that either is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

11.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.18 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporate herein by reference and made a part hereof.

11.19 Attorneys’ Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.20 Shareholder Consent. Each Shareholder hereby consents to, authorizes and approves the Merger pursuant to this Agreement in accordance with Section 1073 of the Oklahoma General Corporation Law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:		SHAREHOLDERS:

PATINA OIL & GAS CORPORATION		/s/ David D. Le Norman David D. Le Norman
By:	/s/ David J. Kornder
Name:	David J. Kornder	/s/ Duane A. Le Norman
Title:	Executive Vice President	Duane A. Le Norman

SHAREHOLDERS’ REPRESENTATIVE		/s/ R. Bryan Waller R. Bryan Waller

/s/ David D. Le Norman David D. Le Norman		/s/ W. Rex McPhail W. Rex McPhail

COMPANY: LE NORMAN ENERGY CORPORATION		/s/ Merri G. Oliver Merri G. Oliver

By: Name: Title:	/s/ David D. Le Norman David D. Le Norman CEO/President	/s/ John G. Heinen John G. Heinen /s/ Rodger K. Beck Rodger K. Beck

DELAWARE SUB: PATINA OKLAHOMA CORP.		/s/ Bobby J. Randolph Bobby J. Randolph

By: Name: Title:	/s/ David J. Kornder David J. Kornder Vice President	/s/ Dale D. Lovely Dale D. Lovely /s/ Jason F. Hamilton Jason F. Hamilton

/s/ Garvin S. Williams Garvin S. Williams